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                                                                     Exhibit 5.1


               [LETTERHEAD OF CLIFFORD CHANCE ROGERS & WELLS LLP]


May 15, 2002

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Dear Sirs:

         We have acted as counsel to iStar Financial Inc. (the "Company") in connection with the offer and sale by SOFI-IV SMT Holdings, L.L.C. (the "Selling Stockholder"), of 10,000,000 shares of common stock, par value $.001 per share, of the Company (the "Securities"). The Securities are being sold pursuant to Company's registration statement on Form S-3, file number 333-32946 (the "Registration Statement") and are being offered by a Prospectus dated December 31, 2001 and a Prospectus Supplement dated May 15, 2002 (together, the "Final Prospectus").

         Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

                  1. The Securities have been duly authorized and validly issued and are fully paid and non-assessable; and none of the Securities was issued in violation of preemptive or other similar rights of any securityholder of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Final Prospectus which is a part of the Registration Statement.

                                      Very truly yours,


                                      /s/  Clifford Chance Rogers & Wells LLP